Exhibit 15

October 21, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 21, 2005 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three and nine-month periods ended September 30, 2005 and 2004 and included in the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-124743), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991) and in the Registration Statements on Form S-8 (Nos. 333-125476, 333-125478, 333-125293, 333-110020, 333-103307, 333-103306, 333-103305, 333-100724, 333-100723, 333-100718, 333-82911, 333-77817, 333-21853, 333-21851, 333-18743, 033-58937, 033-57769, and 033-51385).

Very truly yours,

/s/ PricewaterhouseCoopers LLP